ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 28th day of December, 2004, between TC X Calibur, Inc., a Nevada corporation ("TCX" or the "Company"); Berliner Holdings Limited, a corporation organized under the Province of Ontario, Canada ("Berliner"); and Film Opticals of Canada 2004, a newly formed corporation organized under the Province of Ontario, Canada, and a wholly-owned subsidiary of Berliner ("New Film Opticals").

                           W I T N E S S E T H:

                                 RECITALS

          WHEREAS, TCX is the parent of Film Opticals Investments Limited, a corporation organized under the Province of Ontario, Canada ("Film Opticals"); and

          WHEREAS, all of the Company's current operations are being conducted in Film Opticals and substantially all of the Company's assets are owned by Film Opticals, except the Company's film library, which consists of approximately 125 movies in foreign languages referenced in Exhibit A attached hereto and incorporated herein by reference (primarily Chinese) (the "Film Library"); and

          WHEREAS, the respective Boards of Directors of TCX and New Film Opticals have adopted resolutions pursuant to which New Film Opticals will acquire Film Opticals and the Film Library, and Berliner will cancel 500,000 shares of the Company's common stock that it currently owns in consideration of such purchase; and, as further consideration of such purchase, New Film Opticals and Berliner will assume, pay and/or compromise all of the Company's outstanding claims or liabilities as of the Closing of the Agreement that are related to Film Opticals and the Company's Film Library and indemnify and hold the Company harmless from them;

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

                                Section 1

              Conveyance of Film Opticals and Film Library

          1.1 Conveyance and Payment. TCX hereby conveys all of its right, title and interest in Film Opticals and the Film Library, without qualification, to New Film Opticals, excluding only those liabilities comprising the costs and expenses of this Agreement; and Berliner hereby agrees to cancel 500,000 shares of the Company's common stock in further consideration thereof.

          1.2 Delivery of Title of Conveyances. The conveyance of the Company's right, title and interest in Film Opticals and the Film Library shall be effected by the delivery to New Film Opticals at the closing (the "Closing") of the required certificates of title, if applicable, or notarized assignments, as may be deemed to be reasonably required or necessary, or other documentation, that is deemed reasonably sufficient to convey the right, title and interest of TCX in Film Opticals and the Film Library to New Film Opticals.


          1.3 Further Assurances. At the Closing and from time to time thereafter, TCX shall execute such additional instruments and take such other action as New Film Opticals may reasonably request in order to more effectively transfer TCX' s right, title and interest in Film Opticals and the Film Library to New Film Opticals.

          1.4 Assumption of Liabilities and Indemnification. Berliner and New Film Opticals shall assume, pay and indemnify and hold TCX harmless from and against any and all pre-Agreement claims and liabilities of TCX that are related to Film Opticals or the Film Library, whether by contract, lease, license or otherwise, without qualification, except the costs and expenses related to this Agreement.

                                 Section 2

                                  Closing

          The Closing contemplated by Section 1 shall occur on or before ten calendar days following the execution and delivery of this Agreement and the requisite approval of persons owning a majority of the outstanding voting securities of the Company, unless another time is agreed upon in writing by the parties. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                                 Section 3

                Representations and Warranties of TCX

          TCX represents and warrants to, and covenants with, Berliner and New Film Opticals as follows:

          3.1 Corporate Status. TCX is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

          3.2 Corporate Authority. TCX has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to Berliner and/or New Film Opticals or their respective representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

          3.3 Due Authorization. Execution of this Agreement and performance by TCX hereunder have been duly authorized by all requisite corporate action on the part of TCX, and this Agreement constitutes a valid and binding obligation of TCX and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of TCX.

                                Section 4

 Representations, Warranties and Covenants of Berliner and New Film Opticals

          Berliner and New Film Opticals represent and warrant to, and covenant with, TCX as follows:

          4.1 Corporate Status. Berliner and New Film Opticals are each corporations duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, and are licensed or qualified as foreign corporations in all states in which the nature of their business or the character or ownership of their properties make such licensing or qualification necessary.

          4.2 Corporate Authority. Berliner and New Film Opticals have full corporate power and authority to enter into this Agreement and to carry out their obligations hereunder and will deliver to TCX or its representative at the Closing a certified copy of resolutions of their respective Boards of Directors authorizing execution of this Agreement by their officers and performance thereunder.

          4.3 Due Authorization. Execution of this Agreement and performance by Berliner and New Film Opticals hereunder have been duly authorized by all requisite corporate action on the part of Berliner and New Film Opticals, and this Agreement constitutes a valid and binding obligation of Berliner and New Film Opticals and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Berliner or New Film Opticals.

                                 Section 5

                            General Provisions

          5.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property or assets transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

          5.2 Waiver. Any failure on the part of any party hereto to comply with any of its or their obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

          5.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

               If to TCX:               365 Evans Avenue, Suite 302
                                        Toronto, Ontario, Canada M8Z 1K2

               With a copy to:          Leonard W. Burningham, Esq.
                                        455 East 500 South, #205
                                        Salt Lake City, Utah 84111

               If to Berliner:          365 Evans Avenue, Suite 302
                                        Toronto, Ontario, Canada M8Z 1K2

               If to New Film Opticals: 365 Evans Avenue, Suite 302
                                        Toronto, Ontario, Canada M8Z 1K2

          5.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

          5.5 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          5.6 Governing Law and Venue of Actions. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

          5.7 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

          5.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          5.9 Default. In the event of any default hereunder, the prevailing party in any action to enforce the terms and provisions hereof shall be entitled to recover reasonable attorney's fees and related costs.

          5.10 Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein shall survive the Closing and be fully binding on the parties until the expiration of the applicable statute of limitations period.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

                              TC X CALIBUR, INC.


Date: 12/28/04                 By   /s/ Claus Voellmecke
                                 Claus Voellmecke, President


                              BERLINER HOLDINGS LIMITED


Date: 12/28/04                 By   /s/ Claus Voellmecke
                                 Claus Voellmecke, President


                              FILM OPTICALS OF CANADA 2004


Date: 12/28/04                 By   /s/ Claus Voellmecke
                                 Claus Voellmecke, President